Exhibit 4.13

British Energy Group plc

BRITISH ENERGY GROUP PLC

EMPLOYEE SHARE OPTION PLAN 2004

Adopted 28/11/04

Inland Revenue Reference X22757/GRP

New Bridge Street Consultants LLP

20 Little Britain

London EC1A 7DH

CONTENTS

PART A: UK APPROVED OPTION		1

1.	DEFINITIONS AND INTERPRETATION	1

2.	ELIGIBILITY	2

3.	GRANT OF OPTIONS	2

4.	LIMITS	3

5.	EXERCISE OF OPTIONS	3

6.	TAKEOVER, RECONSTRUCTION AND WINDING-UP	5

7.	VARIATION OF CAPITAL	7

8.	ALTERATIONS	7

9.	MISCELLANEOUS	8

PART B: INTERNATIONAL OPTIONS		9

PART A: UK APPROVED OPTIONS

1.	DEFINITIONS AND INTERPRETATION

(1)	In this Plan, unless the context otherwise requires:

“the Board” means the board of directors of the Company or a committee appointed by such board of directors;

“the Committee” means the Remuneration Committee of the Board save that upon the occurrence of any of the corporate events described more fully in Rule 6, then the terms means the Remuneration Committee of the Board as constituted immediately before such events occurs;

“the Company” means British Energy Group plc (registered in Scotland No. SC 270184);

“the Grant Date” in relation to an option means the date on which the option was granted;

“Group Member” means:-

(a)	a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b)	a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“the London Stock Exchange” means London Stock Exchange plc;

“Participant” means a person who holds an option granted under the Plan;

“Participating Company” means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons, one of them being the Company, and to which the Board has with the approval of the Inland Revenue resolved that the Plan shall for the time being extend;

“the Plan” means the British Energy Group plc Employee Share Option Plan 2004 as herein set out but subject to any alterations or additions made under Rule 8 below;

“Schedule 4” means Schedule 4 to ITEPA;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is under the control of the Company within the meaning of section 719 of ITEPA;

“the Trustee” means the trustee or trustees or the time being of any trust established for the benefit of all or most of the employees of the Company and/or Subsidiaries;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 4.

(2)	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.	ELIGIBILITY

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an option under the Plan if and only if he is on the grant day a full-time director of a Participating Company (other than the Company) or a qualifying employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above:-

(a)	an individual shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with Participating Companies not less than 25 hours a week;

(b)	a qualifying employee, in relation to a Participating Company, is an employee whether full-time or part-time of a Participating Company (other than one who is a director of a Participating Company).

(3)	A person is not eligible to be granted an option under the Plan at any time:-

(a)	within two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment; or

(b)	when he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4.

3.	GRANT OF OPTIONS

(1)	Subject to sub-rule (2) below and Rule 4 below, the Committee on behalf of the Company or the Trustee may by deed (but, in the case of the Trustee, only following a recommendation of the Committee) grant to any person who is eligible to be granted an option under the Plan an option to acquire shares in the Company which satisfy the requirements of paragraphs 16 to 20 of Schedule 4, on the Grant Date and (subject to Rule 7(5) at the date of exercise of the option, upon the terms of this Plan and such other objective terms as the grantor of the option may specify at the Date of Grant.

(2)	An option may only be granted under the Plan:

(a)	within the period of 6 weeks beginning with the date on which the Plan is approved and adopted by the Company, the date on which Part A of the Plan is approved by the Inland Revenue under Schedule 4 or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

(b)	within the period of 10 years beginning with the date on which the Plan is approved and adopted as aforesaid.

(3)	The price at which shares may be acquired by the exercise of an option granted under the Plan shall be determined by the Committee before the grant thereof, but shall not be less than:-

(a)	if the price of shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the price shall be the middle-market quotation of shares of that class (as derived from that List) on the Grant Date (or if the Grant Date is not a dealing day, the dealing day immediately preceding the Grant Date); or

(b)	if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Plan with Shares Valuation of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue).

(4)	The number of shares in respect of which an option shall be granted to any individual under the Plan shall be such number as shall be determined by the Committee or the Trustee, as the case may be, before the grant thereof.

(5)	An option granted under the Plan to any person:-

(a)	shall not, except as provided in Rule 5(3) below, be capable of being transferred by him; and

(b)	shall lapse forthwith if he is adjudged bankrupt.

4.	LIMITS

(1)	No person shall be granted options under the Plan which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under the Plan or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 4 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000 or such other limit as may apply from time to time for the purposes of paragraph 6(1) of Schedule 4.

(2)	No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued (or transferred in the case of the use of treasury shares) in pursuance of options granted in the period of 10 years ending at that time, or been issued (or transferred in the case of the use of treasury shares) in that period otherwise than in pursuance of options, under this Plan or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

(3)	For the purposes of this Rule 4, the market value of the shares in relation to which an option was granted shall be calculated:-

(a)	in the case of an option granted under the Plan, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(3) above;

(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 22 of Schedule 4, such earlier time or times as may be provided in the agreement; and

(c)	in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(4)	Any option granted under the Plan shall be limited and take effect so that the above limits are complied with.

5.	EXERCISE OF OPTIONS

(1)	The exercise of any option granted under the Plan shall be effected in such form and manner as the Board may from time to time prescribe.

(2)	Subject to sub-rules (3) and (4) below and to sub-rules (1), (3) and (4) of Rule 6 below, an option granted under the Plan may not be exercised before the third anniversary of the Grant Date.

(3)	If any Participant dies before exercising an option granted to him under the Plan and at a time when either he is a director or employee of a Group Member or he is or would be entitled to exercise the option by virtue of sub-rule (4) below, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(4)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Plan:-

(a)	if he so ceases by reason of injury or disability or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (3) above must, if at all) be exercised within the exercise period;

(b)	if he so ceases by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, or redundancy (within the meaning of the Employment Rights Act 1996) the option may (and subject to sub-rule (3) above must, if at all) be exercised within the exercise period;

(c)	if he so ceases for any other reason, the option may not be exercised at all unless the Board acting fairly and reasonably shall so permit, in which event it may (and subject to sub-rule (3) above must, if at all) be exercised to the extent permitted by the Board acting fairly and reasonably within the exercise period;

and in this sub-rule the exercise period is the period which shall expire 6 months after his so ceasing.

(5)	A Participant shall not be treated for the purposes of sub-rule (4) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member.

(6)	Notwithstanding any other provision of the Plan, an option granted under the Plan may not be exercised after the expiration of the period of 10 years (or such shorter period as the Committee may have determined before the grant thereof) beginning with the Grant Date.

(7)	A Participant shall not be eligible to exercise an option under the Plan at any time when he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4.

(8)	Within 30 days after an option under the Plan has been exercised by any person, the Board on behalf of the Company shall procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised unless the Board considers that transfer thereof would not be lawful in all relevant jurisdictions.

(9)	It is a condition of exercise of any option that in a case where a Group Member (or former Group Member) is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”), that person has either:-

(a)	made a payment to the Group Member (or former Group Member) of an amount equal to the Tax Liability; or

(b)	entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise).

(9)	All shares allotted under the Plan shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

(10)	If shares of the same class as those allotted under the Plan are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any shares so allotted to be admitted to that List.

(11)	For the purposes of paragraph 35A of Schedule 4 the specified retirement age shall be 55.

6.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	If any person obtains control of the Company (within the meaning of section 719 of ITEPA) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to the restrictions on exercise contained in sub-rules (3), (4) and (6) of Rule 5 above, an option granted under the Plan may be exercised, subject to sub-rule (9) of Rule 5, within one month (or such longer period as the Board acting fairly and reasonably may permit) of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	Subject to sub-rule (7) below, if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if the Court sanctions a compromise or scheme of arrangement under section 425 of the Companies Act 1985, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and, subject to earlier lapse of the option under sub-rules (3), (4), and (6) of Rule 5 above, any option granted under the Plan may be exercised, subject to sub-rule (9) of Rule 5, within one month of such notification, and to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.

(4)	If a demerger which, in the opinion of the Committee would affect the market price of shares subject to outstanding options to a material extent, is proposed then the Committee may at its discretion (acting fairly and reasonably) forthwith notify every Participant that, subject to earlier lapse of the option under sub-rules (3), (4) and (6) of Rule 5 above, an option granted under the Plan may be exercised, subject to sub-rule (9) of Rule 5, on such terms and during such period not exceeding one month preceding or following such event as may be determined by the Committee acting fairly and reasonably provided that if an option is exercised in advance of and conditional upon such demerger and such demerger shall not occur then the conditional exercise shall not be effective and the option shall continue to subsist.

(5)	If any company (“the acquiring company”):

(a)	obtains control of the Company as a result of making –

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under the Plan, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the relevant period specified under paragraph 26(3) of Schedule 4, by agreement with the acquiring company, release any option granted under the Plan which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4).

(6)	The new option shall not be regarded for the purposes of sub-rule (5) above as equivalent to the old option unless the conditions set out in paragraph 27(4) of Schedule 4 are satisfied, but so that the provisions of the Plan shall for this purpose be construed as if:-

(a)	the new option were an option granted under the Plan at the same time as the old option;

(b)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) above and the reference to “the Committee” in Rule 5(6) above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Plan”; and

(c)	Rule 8(2) below were omitted.

(7)	If:

(a)	the events referred to in this Rule 6 are part of an arrangement (a “Reorganisation”) which will mean that the Company will be under the control of another company or the business of the Company is carried on by another company;

(b)	the persons who owned the shares in the Company immediately before the change of control will immediately afterwards own more than 75% of the shares in that other company; and

(c)	notice of the offer of a replacement option pursuant to sub-rule (5) is given then an option shall not become exercisable as a result of that Reorganisation and subject to earlier lapse under sub-rules (3), (4) and (6) of Rule 5 above, shall lapse three months following the notification of the Reorganisation to every Participant. Where sub-rule (5) is applied in these circumstances, the provisions of sub-rule (6) will also apply but with the omission of paragraph (c) of sub-rule (6).

7.	VARIATION OF CAPITAL

(1)	Subject to sub-rule (3) below, in the event of any variation of the share capital of the Company (whenever effected), the Committee may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any option granted under the Plan may be exercised;

(b)	the price at which shares may be acquired by the exercise of any such option; or

(c)	where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3)	At a time when the Plan is approved by the Inland Revenue under Schedule 4, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(4)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Committee shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Committee shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(5)	If the shares subject to any option cease to satisfy the requirements of paragraphs 16 to 20 of Schedule 4 at any time after the Grant Date then:-

(a)	the Board shall as soon as practicable notify the Inland Revenue of this;

(b)	the grantor of the option will not be required to allot, transfer or procure the allotment or transfer of shares which satisfy those requirements upon the exercise of any option;

(c)	for the avoidance of doubt, all unexercised options shall continue to exist; and

(d)	the Plan shall continue to exist but if the Inland Revenue withdraw their approval of the Plan under Schedule 4, it shall continue to exist as an unapproved share option plan.

8.	ALTERATIONS

(1)	Subject to sub-rules (2) and (4) below, the Board may at any time alter this Plan. When doing so they shall have regard to the fact that, an alteration to a “key feature” (the meaning of such as defined in Schedule 4) made at a time when this Plan is approved by the Inland Revenue under Schedule 4, shall not have effect unless and until the Inland Revenue have approved the alteration. The Company shall notify the Inland Revenue as soon as practicable of an alteration under this Rule 8 or any variation under Rule 7 which could cause the Plan to cease to be approved by the Inland Revenue under Schedule 4.

(2)	Subject to sub-rule (3) below, no alteration to the advantage of the persons to whom options have been or may be granted shall be made to Rule 2, Rules 3(2), 3(3), 3(4) and 3(5), Rule 4, Rules 5(2) to 5(4) and Rules 5(6) to 5(9), Rule 6 and Rules 7(1) and 7(2) without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member.

(4)	No alteration or addition to the disadvantage of any Participant shall be made under sub-rule (1) above unless:-

(a)	the Committee shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

9.	MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Plan as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

(3)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

(4)	In the event that shares are transferred to a Participant in pursuance of any option granted under the Plan, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

(5)	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

(6)	The Plan and all options granted under it shall be governed and construed in accordance with English law.

PART B: INTERNATIONAL OPTIONS

1.	Rules 1-9 of the Plan shall apply except as set out below.

2.	In the definition of “Participating Company” in Rule 1(1), the words “with the approval of the Inland Revenue” are deleted.

3.	Delete Rule 2(3)(b).

4.	In Rule 3(1) delete the words “which satisfy the requirements of paragraphs 16 to 20 of Schedule 4 on the Grant Date and (subject to Rule 7(5)) at the date of exercise of the option” and the word “objective”.

5.	Delete Rule 3(3)(b).

6.	Delete Rule 4(1) and replace it with the following “No person shall be granted options under the Plan which would, at the time they are granted, cause the aggregate price at which shares may be acquired by the exercise of options granted to him under the Plan to exceed or further exceed £30,000.”

7.	Delete Rule 4(3).

8.	In Rule 5(4)(b) delete all the words “, or redundancy (within the meaning of the Employment Rights Act 1996)”.

9.	Delete Rule 5(7).

10.	In Rule 5(9) the following words be inserted as a new paragraph (c):

“and if the Board so requires the Participant has entered into such joint election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 with the relevant Group Member as required by the Board or such other form of tax election as required by the Board to achieve similar effect.”

11.	No option granted under this Part B shall be capable of exercise whilst the Board considers that any immediate sale of the shares acquired thereto would be unlawful in all relevant jurisdictions, and in such event, the Board has the discretion to specify that an option that has become exercisable under Rule 5(3) or Rule 5(4) will be capable of exercise in the 12 month period commencing when any such sale would become lawful.

12.	Delete Rules 6(5) and 6(6).

13.	Delete Rules 7(3) and 7(5).

14.	In Rule 7(1), the words “a demerger, a payment of a special dividend or other event which, in the opinion of the Committee would effect the market price of shares subject to outstanding options to a material extent,” be inserted after the words “(whenever effected)”.

15.	In Rule 8(1) delete the second and third sentences.

16.	Delete Rule 9(4).